Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated May 20, 2026 relating to the financial statements of e.l.f. Beauty, Inc. and the effectiveness of e.l.f. Beauty, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of e.l.f. Beauty, Inc. for the fiscal year ended March 31, 2026.

/s/ DELOITTE & TOUCHE LLP

San Francisco, CA
May 21, 2026